Exhibit 99.1

FOR IMMEDIATE RELEASE:

June 30, 2005

SHOPKO ANNOUNCES TENDER OFFER FOR

$100MM 9-1/4% SENIOR NOTES DUE 2022

GREEN BAY, Wis. (June 30, 2005): ShopKo Stores, Inc. (NYSE: SKO) announced today that it has commenced an offer to purchase (the “Offer”) for any and all of its outstanding $100 million principal amount of 9-1/4% Senior Notes due 2022 (the “Notes”) in connection with the previously announced definitive merger agreement that provides for the acquisition of ShopKo by Badger Retail Holding, Inc. and Badger Acquisition Corp., which are affiliates of Minneapolis-based private equity firm Goldner Hawn Johnson & Morrison Incorporated (the “Merger”).

Holders of Notes validly tendered prior to 5:00 p.m., New York City time, on Thursday, July 14, 2005 (the “Consent Deadline”) will receive $1,081.86 per $1,000 principal amount of Notes, including a consent payment of $50.00 per $1,000 principal amount of Notes, if such Notes are accepted for purchase.  Holders who validly tender their Notes after such time will receive $1,031.86 per $1,000 principal amount of Notes, if such Notes are accepted for purchase.

Holders who tender their Notes will be deemed to consent to certain proposed amendments to the indenture governing the Notes, which will eliminate substantially all of the restrictive covenants and certain events of default in the indenture.

Accrued interest up to, but not including, the settlement date will be paid in cash on all validly tendered and accepted Notes.

The Offer will expire at midnight, New York City time, on Wednesday, August 3, 2005 (the “Expiration Date”), unless extended or earlier terminated. Tendered Notes may not be withdrawn and consents may not be revoked after the Consent Deadline, except as required by law.

The consummation of the Offer is subject to specified conditions, including the consummation of the Merger, receipt of tenders representing not less than a majority in principal amount of the Notes, execution of a supplemental indenture, the absence of any material adverse change with respect to ShopKo or the financial markets, and other customary conditions.  The Merger is expected to close in ShopKo’s third fiscal quarter.

Consummation of the Merger is not conditioned upon completion of the Offer. Badger Retail Holding, Inc. has obtained commitments for sufficient financing to complete the Merger whether or not the Offer is completed.  Such financing includes borrowings of up to $700 million under either a mortgage facility or a secured term loan facility.  If the Offer is consummated, the mortgage facility will be used. If the Offer is not consummated, the secured term loan facility will be used and the Notes will be equally and ratably secured, to the extent required under the indenture governing the Notes, by certain collateral for the term loan facility. The financing for the Merger is described in more detail in ShopKo’s preliminary proxy material on Schedule 14A filed with the Securities and Exchange Commission on June 13, 2005.

The terms of the Offer and Solicitation, including the proposed amendments to the indenture governing the Notes, are described in the Offer to Purchase and Consent Solicitation Statement dated June 30, 2005, copies of which may be obtained from Global Bondholder Services Corporation, the information agent for the Offer, at (866) 736-2200 (US toll free) or (212) 430-3774 (collect).

Banc of America Securities LLC and Morgan Stanley & Co. Incorporated are acting as the dealer managers for the Offer.  Questions regarding the Offer may be directed to Banc of America Securities LLC, the lead dealer manager, at (212) 847-5834 or (888) 292-0070.

THIS ANNOUNCEMENT IS NOT AN OFFER TO PURCHASE, A SOLICITATION OF AN OFFER TO PURCHASE OR SELL OR A SOLICITATION OF CONSENTS WITH RESPECT TO ANY SECURITIES.  THE OFFER AND CONSENT SOLICITATION ARE BEING MADE SOLELY BY THE OFFER TO PURCHASE AND CONSENT SOLICITATION STATEMENT DATED JUNE 30, 2005.

ShopKo Stores, Inc. is a retailer of quality goods and services headquartered in Green Bay, Wis., with stores located throughout the Midwest, Mountain and Pacific Northwest regions. Retail formats include 140 ShopKo stores, providing quality name-brand merchandise, great values, pharmacy and optical services in mid-sized to larger cities; 223 Pamida stores, 116 of which contain pharmacies, bringing value and convenience close to home in small, rural communities; and three ShopKo Express Rx stores, a new and convenient neighborhood drugstore concept. With more than $3.0 billion in annual sales, ShopKo Stores, Inc. is listed on the New York Stock Exchange under the symbol SKO. For more information about ShopKo, Pamida or ShopKo Express Rx, visit our Web site at www.shopko.com.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding expected sales and other financial results. Such statements are subject to important factors that could cause ShopKo’s actual results to differ materially from those anticipated by the forward-looking statements including those referenced in ShopKo’s current annual report on Form 10-K or as may be described from time to time in ShopKo’s subsequent SEC filings; and such factors are incorporated by reference.